Exhibit 3.1

                         NEW JERSEY DEPARTMENT OF STATE
                        DIVISION OF COMMERCIAL RECORDING
                      CERTIFICATE OF INCORPORATION, PROFIT
               (TITLE 14A:2-7 New Jersey Business Corporation Act
                    For Use By Domestic Profit Corporations)


     This is to Certify that, there is hereby organized a corporation under and by virtue of the above noted statute of the New Jersey Statutes (the "Statute").

1.   The name of the Corporation is: Covenant Bancorp, Inc.

2. The purpose for which this Corporation is organized is to engage in any activity within the purposes for which corporations may be organized under NJSA 14A 1-1 et seq.

3.   Registered Agent: J. William Parker, Jr.

4.   Registered Office: 18 Kings Highway West, Haddonfield, New Jersey 08033

5. The aggregate number of shares which the Corporation shall have the authority to issue is:

     25,000,000 shares of Common Stock, par value $5.00 per share ("Common Stock") and 1,000,000 shares of Preferred Stock, par value $25.00 per share ("Preferred Stock").

     Authorized but unissued stock may be issued by the Board of Directors under the provisions of the Statute, as presently enacted, and as from time to time amended and supplemented.

     The relative rights, preferences and limitations of each class of stock shall be as follows:

     A. COMMON STOCK.

          1. Dividends. Out of any funds by law available therefor after the requirements with respect to preferential dividends upon the Preferred Stock shall have been met, the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors in its discretion.

          2. Liquidation. After distribution in full of the preferred amounts to be distributed to the holders of Preferred Stock then outstanding in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by each.


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          3. Voting.  Each holder of Common Stock shall have one vote in respect of each share of such stock held by such holder on all matters.

          4. No Preemptive Rights. Holders of shares of the Common Stock shall have no preemptive rights.


     B. PREFERRED STOCK.

          1. The Board of Directors of the Corporation shall have full and complete authority by resolution from time to time, to establish one or more series and to issue shares of Preferred Stock and to fix, determine and vary the voting rights, designations, preferences, qualifications, privileges, limitations, options, conversion rights and other special rights of each series of Preferred Stock, including but not limited to, dividend rates and manner of payment, preferential amounts payable upon voluntary or involuntary liquidation, voting rights, conversion rights, redemption prices, sinking fund provisions, stock purchase prices and other terms and conditions.

          2. Pursuant to the foregoing authority, there are hereby established a Series A Preferred Stock (the "Series A Preferred Stock"), consisting of 138,300 authorized shares, and a Series B Preferred Stock (the "Series B Preferred Stock"), consisting of 161,700 authorized shares, and each having the rights, preferences and limitations set forth below:

               a. Par Value; Issue Price. Each share of the Series A Preferred Stock and Series B Preferred Stock shall have a par value of $25 and shall have an issue price equal to par value.

               b. Dividends. The holders of the Series A Preferred Stock and Series B Preferred Stock, in preference to the holders of Common Stock, shall each be entitled to receive, as and when declared by the Board of Directors and out of assets which by law are available for payment of dividends, dividends at the rate of six percent (6%) per annum on the par value thereof, and no more, with respect to each fiscal year of the Corporation before any dividends may be paid or declared and set apart for the Common Stock. Such dividends shall not be cumulative.

               c. Liquidation. The Series A Preferred Stock and Series B Preferred Stock shall be preferred as to assets over the Common Stock, so that in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation the holders of Preferred Stock shall be entitled to have set apart for them, or to be paid, out of the assets of the Corporation before any distribution is made to or set apart for the holders of Common Stock, an amount in cash equal to $25 per share plus a sum equal to declared but unpaid dividends thereon, and no more.



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               d.  Voting.  The Series A Preferred  Stock and Series B Preferred
          Stock shall have no voting rights, except as otherwise specifically provided by law.

               e. Conversion. Each outstanding share of Series A Preferred Stock shall be converted on December 31, 1997 and each share of Series B Preferred Stock shall be converted on June 30, 2000, as the case may be (the "date of conversion"), into Common Stock of the Corporation, as provided in and in accordance with the following provisions:

                    (1) For all  purposes  the  rights  of a holder of shares of
               Series A Preferred Stock or Series B Preferred Stock, as applicable, as such holder shall cease, and the person or persons in whose name or names the certificates for the shares of Common Stock issuable upon such conversion are to be issued shall be deemed to have become the record holder or holders of such shares of Common Stock, at the close of business on the date of conversion. The holder of the converted shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, shall forfeit all right to dividends thereon, except dividends declared but unpaid prior to the date of conversion.

                    (2) The term "Common Stock" when used herein shall mean only
               Common Stock of the Corporation, as the case may be, of the character existing on the date of the initial issuance of the Series A Preferred Stock and Series B Preferred Stock and any stock into which such Common Stock may thereafter have been exchanged.

                    (3) The  Corporation  shall,  within 30 full  business  days after the date of conversion, execute and deliver to each converted holder of the Series A Preferred Stock or Series B Preferred Stock a certificate or certificates for the applicable number of full shares of Common Stock. The Corporation shall not be required upon such conversion to issue a certificate representing any fraction of a share of Common Stock, but in lieu thereof may pay cash for such fraction of a share equal to its proportionate conversion price. All shares of Common Stock issuable upon such conversion shall be fully paid and nonassessable.

                    (4) The number of shares of Common Stock issuable in respect of a share of Series A Preferred Stock upon any conversion shall be 3.823, and the number of shares of Common Stock issuable in respect of a share of Series B Preferred Stock upon any conversion shall be 3.026, in each case subject to adjustment as provided herein (each such number, as may be adjusted pursuant to the provisions hereof, the respective "conversion number").

                    (5) The  conversion  numbers  with  respect  to the Series A
               Preferred Stock and Series B Preferred Stock shall be adjusted from time to time pursuant to this subparagraph (5). In the event that the Corporation shall at any time


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               subdivide its  outstanding  shares of Common Stock into a greater number of shares (including by means of a dividend payable in shares of the Common Stock), the conversion number shall be proportionately increased. Conversely, in the event that the outstanding shares of Common Stock shall be combined into a
               smaller  number  of  shares,   the  conversion  number  shall  be
               proportionately reduced. Any such adjustment shall be rounded to the nearest one-one thousandth of a share. Upon any adjustment of the conversion number, the Corporation shall give written notice thereof to the registered holders of the Series A Preferred Stock and Series B Preferred Stock, as applicable, setting forth the then conversion number.

               f. No Preemptive Rights. Holders of shares of the Series A Preferred Stock or Series B Preferred Stock shall have no preemptive rights. Upon any issuance of the Series A Preferred Stock or Series B Preferred Stock, or upon any issuance of Common Stock to effect a conversion of the Series A Preferred Stock or Series B Preferred Stock or otherwise, such stock may be issued without an offer thereof to existing shareholders.

               g. Effect of Conversion, etc on Authorized Shares. Upon conversion, repurchase or other retirement of shares of Series A Preferred Stock or Series B Preferred Stock, the number of authorized shares of Series A Preferred Stock or Series B Preferred Stock shall be reduced by the number of shares so converted, repurchased or retired, and such shares shall return to authorized but unissued Preferred Stock and be available for designation and issuance as such.


     6. The Board of Directors shall be divided into three classes, with the directors of each class serving for three years (after initial terms of one, two and three years, respectively) and the term of one class expiring in each year. The first Board of Directors shall consist of ten (10) Directors.




CLASS    NAME              STREET ADDRESS                              CITY         STATE       ZIP
-----    ----              --------------                              ----         -----       ---

 I      Barry M. Abelson           18 Kings Highway West              Haddonfield, New Jersey  08033
 I      Thomas v Brown             18 Kings Highway West              Haddonfield, New Jersey  08033
 I      Charles E. Sessa, Jr.      18 Kings Highway West              Haddonfield, New Jersey  08033
 I      Kyle W. Will               18 Kings Highway West              Haddonfield, New Jersey  08033

 II     William T. Carson, Jr.     18 Kings Highway West              Haddonfield, New Jersey  08033
 II     Gary E. Greenblatt         18 Kings Highway West              Haddonfield, New Jersey  08033
 II     Richard A. Hocker          18 Kings Highway West              Haddonfield, New Jersey  08033

 III    John J. Gallagher, Jr.     18 Kings Highway West              Haddonfield, New Jersey  08033
 III    James R. Iannone           18 Kings Highway West              Haddonfield, New Jersey  08033
 III    Joseph A. Maressa, Sr.     18 Kings Highway West              Haddonfield, New Jersey  08033




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     7. Name and Address of the Incorporator:

NAME                                STREET ADDRESS                     CITY             STATE   ZIP
----                                --------------                     ----             -----   ---
Jacqueline Y. Eastridge             3000 Two Logan Square              Philadelphia     PA       19103-2799
                                    18th and Arch Streets

     8. The duration of the Corporation is: Perpetual

     9. A. In addition to any affirmative vote required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the then outstanding shares of Common Stock of the Corporation shall be required for the Corporation to enter into: (i) any merger or consolidation of the Corporation; or (ii) any sale, exchange, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation; provided, that the foregoing provisions shall not apply (x) if such transaction has been approved by a majority of the members of the Board of Directors of the Corporation who are not officers, directors or employees of, have no financial interest in, and are not otherwise affiliated with the other party to such transaction, or (y) if the holders of Common Stock of the Corporation immediately prior to the transaction will become shareholders of the surviving entity or purchaser, as the case may be, immediately following the transaction, and in the aggregate, such shareholders will own at least fifty percent (50%) of the outstanding Common Stock of the surviving institution or purchaser, as the case may be. The affirmative vote of the holders of at least eighty percent (80%) of the then outstanding shares of Common Stock of the Corporation shall be required to amend this subparagraph (A).

          B. In discharging a director's duties to the Corporation and in determining what the director reasonably believes to be in the best interests of the Corporation, including duties and determinations regarding proposals or offers to acquire the Corporation, a director may, in addition to considering the effects of any action on shareholders, consider any of the following: (i) the effects of the action on the Corporation's employees, suppliers, creditors and customers; (ii) the effects of the action on the communities in which the Corporation operates; and (iii) the long-term as well as the short-term interests of the Corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the Corporation. If on the basis of the foregoing factors the Board of Directors determines that any proposal or offer to acquire the Corporation is not in the best interests of the Corporation, it may reject such proposal or offer. If the Board of Directors determines to reject any such proposal or offer, the Board of Directors shall have no obligation to facilitate, remove any barriers to, or refrain from impeding the proposal or offer.

     10. A director or officer shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this provision shall not relieve a director or officer from liability


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for any  breach  of duty  based  upon an act or  omission  (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. As used in this Article 10, an act or omission in breach of a person's duty of loyalty means an act or omission which that person knows or believes to be contrary to the best interests of the Corporation or its shareholders in connection with a matter in which such person has a material conflict of interest.

     11. Action by the shareholders without a meeting may be taken only upon the written consent of all shareholders or of all shareholders entitled to vote thereon.

     IN WITNESS WHEREOF, the undersigned incorporator being over eighteen years of age has signed this certificate this 12th day of February, 1997.



Signature:  /s/ Jacqueline Y. Eastridge
            Jacqueline Y. Eastridge,
            Incorporator




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